LBFoster	News Release

L.B. FOSTER REPORTS FIRST QUARTER OPERATING RESULTS OF $0.33 EPS COMPARED TO $0.07 EPS IN THE PRIOR YEAR.  ORDER INPUT IN THE QUARTER WAS STRONG.

PITTSBURGH, PA, May 1, 2012 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its first quarter 2012 operating results highlighted by net income of $3.4 million or $0.33 per diluted share, compared to $0.07 per diluted share in the prior year period.  Sales were $118.5 million in Q1 and backlog increased $56.3 million in the period.  The Company also highlighted strength in its Rail and Tubular product segments fueled by capital spending from the Class 1 railroads and the oil and gas markets.

First Quarter Results

•	First quarter net income was $3.4 million or $0.33 per diluted share compared to $0.7 million or $0.07 per diluted share last year.

•
First quarter net sales of $118.5 increased by $1.4 million or 1.2% due to a 7.2% increase in Rail segment sales and a 61.7% increase in Tubular segment sales, partially offset by a 14.4% decline in Construction segment sales.

•	First quarter bookings were $175.5 million compared to $163.8 million last year, an increase of 7.1%. At the end of March 2012, our backlog was $201.7 million, 14.9% lower than March 2011.

•
Gross Profit margin was 19.3%, 440 basis points higher than the prior year, primarily as a result of increased margins across all three business segments as well as a $2.5 million expense incurred in last year’s comparable period related to the sale of inventory that was written up to fair market value as a result of the Portec acquisition.

•	Selling and administrative expense increased by $1.8 million or 11.7%, due principally to the costs related to concrete tie testing as well as increased salaries and benefits expenses.

•
Adjusted EBITDA (Earnings before interest, taxes, depreciation, amortization and other purchase accounting charges not considered amortization) increased 26.8% to $8.2 million compared to $6.5 million in the prior year quarter.

•	The Company’s income tax rate was 33.9% compared to 31.0% in the prior year.

•	Cash used in operating activities for the first quarter of 2012 was $2.4 million compared to $3.4 million in 2011.

CEO Comments
Robert P. Bauer, L. B. Foster’s president and chief executive officer, commented,  “I was very pleased with the company’s net income performance and EPS of $0.33 per share.  This is a reflection of the improved profit mix in our rail business.  Both the Rail and Tubular segments reported improved sales and income for the quarter with solid increases in backlog.  Although the construction business remains soft, we were able to maintain gross margins on lower sales.”  Mr. Bauer went on to say, “We continue working on the resolution of the Union Pacific Railroad (“UPRR”) warranty claim.  While the overall status of this claim has not changed, we are making progress toward a resolution.”

Business Segment Highlights
($000)

Rail  Segment
Rail segment sales increased 7.2% driven by strong sales in our core new rail business and the insulated joint product line.  We continue to see rail customers embrace our friction management products which also had a good quarter including strong sales in the United Kingdom.  Capital spending by the Class 1 railroads should continue through the year and has contributed to a very strong backlog at our concrete tie manufacturing plants for the remainder of 2012.  Gross profit margin improvement was helped by purchase accounting costs in 2011 related to the Portec acquisition; however, the company still realized operational improvements from good control over material costs.

	2012	2011	Variance
Sales	69,195	64,573	7.2%
Gross Profit	15,116	10,521
Gross Profit %	21.8%	16.3%

Construction Segment
Construction sales declined 14.4% in the quarter.  This comparison is an improvement from the 4th quarter year over year rate and continues to be affected most by non-residential construction. Our CXT buildings business was up in the quarter following a difficult 4th quarter.  The lack of solid direction on a transportation bill will keep pressure on the core construction segment throughout 2012.  Despite the tough market conditions, we were able to keep gross profit margins in line with the prior year period.

	2012	2011	Variance
Sales	40,035	46,780	(14.4%)
Gross Profit	5,506	6,336
Gross Profit %	13.8%	13.5%

Tubular Segment
Tubular product sales were very strong in the 1st quarter as end markets in oil & gas and water well applications are driven by energy and agriculture.  The growth in these two segments should continue in 2012, but at a lower rate than the 1st quarter.  The new Magnolia, Texas plant opened and will assume full production capacity by May 2012, helping us to improve efficiency in the threaded products business.  Gross profit margins reached 29.0% reflecting considerable leverage on the higher sales and our ability to efficiently run the plants.

	2012	2011	Variance
Sales	9,297	5,751	61.7%
Gross Profit	2,695	1,174
Gross Profit %	29.0%	20.4%

Product Claim Status
On July 12, 2011 the UPRR notified the Company and CXT Incorporated, a subsidiary of the Company (CXT), of a warranty claim under CXT's 2005 supply contract relating to the sale of prestressed concrete railroad ties to the UPRR.  The UPRR has asserted that a significant percentage of concrete ties manufactured in 2006 through 2010 at CXT's Grand Island, Nebraska facility fail to meet contract specifications, have workmanship defects and are cracking and failing prematurely.

Since late July 2011, the Company and CXT have been working with material scientists and prestressed concrete experts, who have been testing a representative sample of Grand Island concrete ties.  While this testing is not complete, we have not identified any appreciable defects in workmanship.  Additionally, a customer of the UPRR has claimed that a representative sample of ties manufactured by our Grand Island facility have failed a test contained in our product specification.  As a result of this specific allegation, the UPRR has informed the Company that they currently intend to remove approximately 115,000 ties from track, which are a subset of ties subject to the July 12, 2011 claim.  We are reviewing this claim and, while our review is not complete, we continue to believe that these ties do not have a material deviation from our contractual specifications.  We expect that the testing required to address this product specification issue will be completed sometime during the latter part of the 2nd quarter of 2012; however, we expect that we will continue to work collaboratively with the UPRR to address their overall product claim for some time to come.

On January 11, 2012, CXT received a subpoena from the United States Department of Transportation Inspector General (“IG”) requesting records related to CXT’s manufacture of concrete railroad ties in Grand Island, Nebraska.  We believe that this subpoena relates to the same set of circumstances giving rise to the UPRR product claim.  CXT and the Company intend to cooperate fully with the IG.  We cannot predict what impact, if any, this investigation will have on the UPRR product claim or otherwise on the Company.

No adjustments have been recorded as a result of these matters as the impact, if any, cannot be estimated at this time.  No assurances can be given regarding the ultimate outcome of these matters.

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2012 operating results and business conditions on Tuesday, May 1, 2012 at 11:00am ET.  The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.  The replay can also be heard via telephone at (888) 286-8010 by entering pass code 65330697.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; resolution of the product claim and the IG subpoena; and those matters set forth in Item 8, Footnote 21, "Commitments and Contingent Liabilities" and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2011, as updated by any subsequent Form 10-Qs.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact:
David Russo	Phone: 412.928.3417	L.B. Foster
	Email: Investors@Lbfosterco.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L. B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
NET SALES	$118,527	$117,104

COSTS AND EXPENSES:
Cost of goods sold	95,662	99,638
Selling and administrative
expenses	17,533	15,696
Amortization expense	704	704
Interest expense	140	138
Income from joint venture	(23)	(87)
Interest income	(100)	(56)
Other (income)/expense	(486)	87
	113,430	116,120

INCOME BEFORE INCOME TAXES	5,097	984

INCOME TAX EXPENSE	1,728	305

NET INCOME	$3,369	$679

BASIC EARNINGS PER COMMON SHARE	$0.33	$0.07

DILUTED EARNINGS PER COMMON SHARE	$0.33	$0.07

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	10,090	10,285

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,197	10,401

L. B. Foster Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2012	2011
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash items	$67,751	$73,727
Accounts and notes receivable:
Trade	60,385	66,593
Other	1,542	1,934
Inventories	96,163	92,278
Prepaid income tax	2,688	3,684
Other current assets	2,994	1,777
Total Current Assets	231,523	239,993

OTHER ASSETS:
Property, plant & equipment-net	48,326	48,118
Goodwill	43,825	43,825
Other intangibles - net	42,434	43,048
Investments	3,518	3,495
Other non-current assets	1,450	1,415
Total Other Assets	139,553	139,901

	$371,076	$379,894

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities on other long-term debt	$1,030	$2,384
Accounts payable-trade and other	43,939	50,277
Deferred revenue	5,181	6,833
Accrued payroll and employee benefits	5,507	9,678
Current deferred tax liabilities	782	759
Other accrued liabilities	15,587	14,801
Total Current Liabilities	72,026	84,732

OTHER LONG-TERM DEBT	44	51
DEFERRED TAX LIABILITIES	11,458	11,708
OTHER LONG-TERM LIABILITIES	13,164	13,588

STOCKHOLDERS' EQUITY:
Class A Common stock	111	111
Paid-in capital	46,100	47,349
Retained earnings	258,264	255,152
Treasury stock	(26,656)	(28,169)
Accumulated other comprehensive loss	(3,435)	(4,628)
Total Stockholders' Equity	274,384	269,815

	$371,076	$379,894

L.B. Foster Company
Reconciliation of GAAP to Non-GAAP Financial Measures

L.B. Foster (Foster) reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, Foster believes that certain non-GAAP financial measures are useful in managing our performance.  One such non-GAAP measure is Adjusted EBITDA.

Adjusted EBITDA, which Foster defines as net income before interest, taxes, depreciation, amortization and other non-cash charges (principally related to purchase accounting adjustments, such as the $2.5 million charge taken in the first quarter of 2011 related to the write-up of inventory owned by Portec  to fair value less cost to sell on the date of acquisition) is used due to its wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization and other noncash charges).  Additionally, Adjusted EBITDA is one of the performance measures used in Foster’s debt covenant calculations and incentive compensation plan.

This non-GAAP financial measure is not a substitute for GAAP financial results and should only be considered in conjunction with Foster’s financial information that is presented in accordance with GAAP. A quantitative reconciliation of GAAP net income to Adjusted EBITDA is provided in the table below.

	Three Months Ended March 31,
	2012	2011

	(Unaudited)

Net income	$3,369	$679

Income tax expense	1,728	305

Interest, net	40	82

Depreciation and amortization	3,100	2,939

EBITDA, Non-GAAP	8,237	4,005

Adjustments or charges

Difference between net realizable value and cost basis of inventory sold due to purchase accounting step-up	0	2,493

Adjusted EBITDA	$8,237	$6,498